Exhibit 99.1

Ocean Power Technologies Announces Results for the

Fiscal Second Quarter Ended October 31, 2011

Pennington, NJ – December 9, 2011 – Ocean Power Technologies, Inc. (Nasdaq: OPTT) (“OPT” or “the Company”) today announces financial results for its fiscal 2012 second quarter ended October 31, 2011.

Recent Highlights

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OPT’s contract backlog as of October 31, 2011 rose to $8.8 million from $7.1 million at July 31, 2011, due primarily to the contribution of a €2.2 million ($3.0 million) grant from the European Union, tied to the Company’s WavePort project in Spain. OPT is working with a consortium of European organizations to advance the PowerBuoy’s energy conversion system for incorporation in a PowerBuoy® to be installed near Santoña, Spain.

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Revenues for the six months ended October 31, 2011 were $3.4 million, compared to $3.2 million for the prior year, reflecting an increase in revenues related to OPT’s project with the US Navy for maritime surveillance, the WavePort project in Spain, and the funded development of the 500 kilowatt-rated PB500 PowerBuoy.

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During the quarter, the Company successfully deployed an autonomous PowerBuoy off the coast of New Jersey for ocean trials as part of the US Navy’s Littoral Expeditionary Autonomous PowerBuoy (“LEAP”) program for coastal security and maritime surveillance. The LEAP PowerBuoy provided persistent power in all wave conditions, including during Hurricane Irene.

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Ocean Power Technologies also announced it will collaborate with Lockheed Martin in connection with the Company’s commercial-scale wave power generation project at Reedsport, Oregon. Lockheed Martin will provide design, manufacturing, system integration and supply chain management expertise to enhance OPT’s PowerBuoy technology.

“We ended the second quarter of fiscal 2012 with further progress on PowerBuoy deployments, and a number of business development initiatives to commercialize our technology are currently underway,” said Charles F. Dunleavy, Chief Executive Officer of OPT. “Given the performance and successful power output of our PB150 off Scotland and the LEAP autonomous PowerBuoy off New Jersey, we are moving forward on a number of fronts. In particular, we expect to advance our energy conversion systems under the WavePort project in Spain. Our collaboration with Lockheed Martin promises to enhance our Reedsport project as well as other potential opportunities. Consistent with our stated strategy, we have also increased our sales efforts regarding our autonomous PowerBuoy product for a variety of market applications. We believe that our prospects for fiscal year 2012 are encouraging, and that we are well-positioned for growth going forward.”

Financial Review

OPT’s contract backlog as of October 31, 2011 was $8.8 million compared to $7.1 million as of July 31, 2011. Backlog includes funded amounts and unfunded amounts that are expected to be funded in the future. Funded backlog was $6.8 million as of October 31, 2011 and $5.1 million as of July 31, 2011.

Results for the Fiscal Second Quarter Ended October 31, 2011

For the three months ended October 31, 2011, OPT reported revenues of $1.5 million as compared to revenues of $1.9 million for the three months ended October 31, 2010. This decrease primarily reflects lower revenues related to the Company’s PB150 being prepared for deployment off Reedsport, Oregon as well as lower overall revenues tied to the Navy’s LEAP program and the Navy’s Deep Water Active Detection System (“DWADS”) as these projects neared completion. The revenue decreases in these projects were partially offset by increases in revenues from the Company’s PB500 PowerBuoy development project and the WavePort project off the coast of Spain.

The operating loss for the three months ended October 31, 2011 was $4.0 million as compared to an operating loss of $5.7 million for the three months ended October 31, 2010. The reduction in operating loss year-over-year was due primarily to a decrease in product development costs, principally for the PB150 system.

The net loss was $3.9 million for the three months ended October 31, 2011 compared to $5.5 million for the same period in the prior year. This decrease in net loss was due primarily to the decline in operating loss, partially offset by a decrease in interest income and a lower foreign exchange gain.

Results for the Six Months Ended October 31, 2011

For the six months ended October 31, 2011, OPT reported revenues of $3.4 million as compared to revenues of $3.2 million for the six months ended October 31, 2010. This increase primarily reflects revenues recorded for the US Navy’s LEAP program, the development of the Company’s next-generation PB500, and commencement of work on the WavePort project in Spain. The revenue increases in these projects were partially offset by decreases in revenue from the Company’s PB150 being prepared for deployment off Reedsport, Oregon and the US Navy’s DWADS program.

The operating loss for the six months ended October 31, 2011 was $9.2 million as compared to an operating loss of $12.0 million for the six months ended October 31, 2010. The reduction in operating loss year-over-year was due primarily to a decrease in product development costs, principally for the PB150 system off the coast of Scotland and the Company’s Hawaii project with the US Navy as these projects neared completion; an increase in gross profit; and lower selling, general, and administrative (SG&A) expenses. Gross profit for the six months ended October 31, 2010 was negatively impacted by a reduction in revenues of $231,000 due to a change in the Company’s estimated revenue recognized in connection with its project off the coast of Spain.

The net loss was $8.9 million for the six months ended October 31, 2011 compared to $11.8 million for the same period in the prior year. This decrease in net loss was due primarily to the decline in operating loss and lower foreign exchange losses, partially offset by a decrease in interest income.

Cash and Investments

On October 31, 2011, total cash, cash equivalents, restricted cash and investments were $39.9 million. Net cash used in operating activities was $7.9 million for the six months ended October 31, 2011, compared to $9.4 million for the same period last year. As previously stated, OPT expects the rate of its cash outflows to decrease in fiscal 2012, reflecting the completion of ocean trials of the PB150 off the coast of Scotland.

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Additional information may be found in the Company’s Quarterly Report on Form 10-Q that will be filed with the US Securities and Exchange Commission (“SEC”). The Form 10-Q may be accessed at www.sec.gov or at the Company’s website in the Investor Relations tab.

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Conference Call Details

The Company will host a conference call to review these results at 10:00 a.m. Eastern Time today. Charles F. Dunleavy, Chief Executive Officer, and Brian M. Posner, Chief Financial Officer, will lead the call and webcast.

The call will be available by telephone at 866.543.6408 (toll free in the U.S.) or +1.617.213.8899 (for international callers), using passcode 81585150. Investors may also access a webcast by visiting the Company's website at www.oceanpowertechnologies.com and clicking on the Investor Relations tab, then Webcasts & Presentations. Recorded replays of the conference call will be available on the Company’s website and by telephone at 888.286.8010 (toll free in the U.S.) or +1.617.801.6888 (for international callers), replay passcode 30884196, beginning at 1:00 p.m. Eastern Time.

Forward-Looking Statements

This release may contain "forward-looking statements" that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company's current expectations about its future plans and performance, including statements concerning the impact of marketing strategies, new product introductions and innovation, deliveries of product, sales, earnings and margins. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company's most recent Forms 10-Q, 10-K and subsequent filings with the SEC for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

About Ocean Power Technologies

Ocean Power Technologies, Inc. (Nasdaq: OPTT) is a pioneer in wave-energy technology that harnesses ocean wave resources to generate reliable and clean and environmentally-beneficial electricity. OPT has a strong track record in the advancement of wave energy and participates in an estimated $150 billion annual power generation equipment market. OPT’s proprietary PowerBuoy® system is based on modular, ocean-going buoys that capture and convert predictable wave energy into clean electricity. The Company is widely recognized as a leading developer of on-grid and autonomous wave-energy generation systems, benefiting from 15 years of in-ocean experience. OPT is headquartered in Pennington, New Jersey, USA with an office in Warwick, UK. More information can be found at www.oceanpowertechnologies.com.

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Company Contacts: Ocean Power Technologies, Inc. Brian M. Posner, Chief Financial Officer	Telephone: +1 609 730 0400

Media Contact: Luther Pendragon Neil Thapar, Claire Norbury	Telephone: +44 20 7618 9100

Investor Relations Contact: Darrow Associates Chris Witty	Telephone: +1 646 438 9385 Email: cwitty@darrowir.com

Consolidated Balance Sheets as of

October 31, 2011 and April 30, 2011

	September 30,	September 30,
	October 31, 2011 (Unaudited)	April 30, 2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$5,756,438	$4,376,136
Marketable securities	29,568,777	26,018,594
Accounts receivable	657,178	1,285,000
Unbilled receivables	560,008	456,316
Other current assets	901,232	832,142

Total current assets	37,443,633	32,968,188

Property and equipment, net	764,136	792,092
Patents, net	1,296,698	1,222,368
Restricted cash	1,518,224	1,624,669
Marketable securities	3,019,224	16,323,016
Other noncurrent assets	534,411	622,245

TOTAL ASSETS	44,576,326	53,552,578

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	595,888	1,224,728
Accrued expenses	3,689,028	4,302,952
Unearned revenues	1,145,275	344,022
Current portion of long term debt	100,000	139,378

Total current liabilities	5,530,191	6,011,080

Long-term debt	400,000	450,000
Deferred credits	600,000	600,000

Total liabilities	6,530,191	7,061,080

OCEAN POWER TECHNOLOGIES, INC. STOCKHOLDERS' EQUITY:
Preferred stock, $0.001 par value; authorized 5,000,000 shares; none issued or outstanding	—	—
Common stock, $0.001 par value; authorized 105,000,000 shares; issued of 10,414,389 and 10,419,183 shares, respectively	10,414	10,419
Treasury Stock at cost; 16,575 and 7,685 shares, respectively	(81,601)	(42,734)
Additional paid-in capital	157,878,805	157,174,930
Accumulated deficit	(119,726,393)	(110,848,972)

Accumulated other comprehensive (loss) income	(43,219)	175,907

Total Ocean Power Technologies, Inc. stockholders' equity	38,038,006	46,469,550

Noncontrolling interest in Ocean Power Technologies (Australasia) Pty, Ltd	8,129	21,948

Total equity	38,046,135	46,491,498

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	44,576,326	53,552,578

Consolidated Statements of Operations

For the Three Months Ended October 31, 2011 and 2010

(Unaudited)

	October 31, 2011	October 31, 2010

Revenues	$1,515,437	1,864,407
Cost of revenues	1,483,590	1,776,980

Gross profit	31,847	87,427

Operating expenses:
Product development costs	2,062,540	3,679,470
Selling, general and administrative costs	2,015,108	2,146,845

Total operating expenses	4,077,648	5,826,315

Operating loss	(4,045,801)	(5,738,888)

Interest income, net	125,602	160,884
Foreign exchange gain	29,334	71,192

Net loss	(3,890,865)	(5,506,812)

Less: Net loss attributable to the noncontrolling interest in Ocean Power Technologies (Australasia) Pty, Ltd	8,508	7,620

Net loss attributable to Ocean Power Technologies, Inc.	$(3,882,357)	(5,499,192)

Basic and diluted net loss per share	$(0.38)	(0.54)

Weighted average shares used to compute basic and diluted net loss per share	10,275,964	10,245,168

Consolidated Statements of Operations

For the Six Months Ended October 31, 2011 and 2010

(Unaudited)

	September 30,	September 30,
	October 31, 2011	October 31, 2010

Revenues	$3,426,289	3,238,814
Cost of revenues	3,385,492	3,365,226

Gross profit (loss)	40,797	(126,412)

Operating expenses:
Product development costs	5,163,127	7,705,256
Selling, general and administrative costs	4,034,850	4,175,755

Total operating expenses	9,197,977	11,881,011

Operating loss	(9,157,180)	(12,007,423)

Interest income, net	246,370	398,349
Foreign exchange gain (loss)	20,293	(167,810)

Net loss	(8,890,517)	(11,776,884)

Less: Net loss attributable to the noncontrolling interest in Ocean Power Technologies (Australasia) Pty, Ltd	13,096	11,099

Net loss attributable to Ocean Power Technologies, Inc.	$(8,877,421)	(11,765,785)

Basic and diluted net loss per share	$(0.86)	(1.15)

Weighted average shares used to compute basic and diluted net loss per share	10,272,059	10,240,817

Consolidated Statements of Cash Flows

For the Six Months Ended October 31, 2011 and 2010

(Unaudited)

	October 31, 2011	October 31, 2010
CASH FLOWS FROM OPERATING ACTIVITIES:

Net Loss	$(8,890,517)	$(11,776,884)
Adjustments to reconcile net loss to net cash used in operating activities:
Foreign exchange (gain) loss	(20,293)	167,810
Depreciation and amortization	196,078	184,083
Loss on disposals of property, plant and equipment	9,614	923
Treasury note premium/amortization	27,828	44,268
Compensation expense related to stock option grants and restricted stock	703,801	792,013
Changes in operating assets and liabilities:
Accounts receivable	588,779	1,035,153
Unbilled receivables	(108,395)	(37,578)
Other current assets	(75,511)	291,575
Other noncurrent assets	67,360	730,413
Accounts payable	(605,704)	(859,251)
Accrued expenses	(583,477)	67,957
Unearned revenues	801,253	103,096
Other noncurrent liabilities	—	(141,101)

Net cash used in operating activities	(7,889,184)	(9,397,523)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of marketable securities	(860,380)	(6,775,252)
Maturities of marketable securities	10,580,936	22,504,766
Restricted cash	54,470	(250,000)
Purchases of equipment	(127,975)	(41,743)
Payments of patent costs	(96,039)	(113,538)

Net cash provided by investing activities	9,551,012	15,324,233

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt	—	250,000
Repayment of debt	(89,378)	(6,008)
Acquisition of treasury stock	(38,867)	—

Net cash (used in) provided by financing activities	(128,245)	243,992

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(153,281)	90,364

NET INCREASE IN CASH AND CASH EQUIVALENTS	1,380,302	6,261,066

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	4,376,136	4,236,597

CASH AND CASH EQUIVALENTS, END OF PERIOD	5,756,438	10,497,663